PRECISION STANDARD, INC.
             INCENTIVE STOCK OPTION AND APPRECIATION RIGHTS PLAN
                               March 11, 1994
                          As Amended April 1, 1997


          1. PLAN. Options to purchase and appreciation rights for shares of the Corporation's common stock may be granted in accordance with this Plan to key employees (within the meaning of Section 416(i)(1)(A) of the Code) of the Corporation and its Subsidiaries selected by the Committee.

          2. DEFINITIONS. The "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

               The "Committee" means a committee which shall be comprised of two or more independent outside directors designated by the Board of Directors of the Corporation, provided that, if the Plan is administered by the Board of Directors in accordance with Section 8 hereof, then Committee shall mean the Board of Directors.

               "Common Stock" means shares of the common stock, $.0001 par value per share of the Corporation, or such other shares as are substituted pursuant to paragraph 7(f).

               The "Corporation" means Precision Standard, Inc.

               The "fair market value" of the Common Stock means (a) if there is an established market for the Corporation's Common Stock on a stock exchange, in an over-the-counter market or otherwise, the mean of the highest and lowest quoted selling prices on the valuation date; or (b) if there were no such sales on the valuation date, then in accordance with Treasury Regulation Section 20.2031-2 or successor regulations. Unless otherwise specified by the Committee at the time of grant, the valuation date for purposes of determining fair market value shall be the date of grant. The Committee may, however, specify in any grant of an options or stock appreciation right that, instead of the date of grant, the valuation date shall be a valuation period of up to ninety (90) days preceding the date of grant, and fair marker value for purposes of such grant shall be the average over the valuation period of the mean of the highest and lowest quoted selling prices on each date on which sales were made in the valuation period, provided, however, that if the Committee fails to specify a valuation period and there were no sales on the date of grant then fair market value shall be determined as if the Committee had specified a thirty (30) day valuation period for such determination, unless there is no established market for the Corporation's Common Stock in which case the determination of fair market value shall be in accordance with clause (b) above.

               "Subsidiary" means any corporation in which the Corporation owns, directly or indirectly, stock possessing 50% or more of the total combined voting power.

          3. LIMITATION ON AGGREGATE SHARES. The number of shares of Common Stock for which options and appreciation rights may be granted under this Plan and which may be issued upon exercise or payment shall not exceed, in the aggregate, 1,500,000 shares. For purposes of calculating the maximum number of shares of Common Stock which may be issued under the plan, (a) all shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when cash is used as full payment for shares issued upon exercise of an option; (b) only the shares issued (including the shares, if any, withheld for tax withholding requirements) as a result of an exercise of appreciation rights shall be counted; and (c) only the net shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when shares of Common Stock are used as full or partial payment for shares issued upon exercise of an option. If any options or appreciation rights expire unexercised or are canceled, terminated or forfeited in any manner without the issuance of Common Stock or payment, the shares for which the options and appreciation rights were granted shall again be available under this Plan. The 1,500,000 shares of Common Stock may be either authorized and unissued shares, treasury shares, or a combination thereof.

          4. OPTIONS. Options to be granted under this Plan shall be incentive stock options (within the meaning of Section 422 of the Code). Subject to the terms of this Plan, the Committee shall determine and designate the recipients of options, the dates options are granted, the number of shares of Common Stock subject to option, the options prices, and the duration of options. The option price per share of Common Stock shall be fixed by the Committee at not less than 100% of the fair market value per share of Common Stock on the date of grant. Options may not be granted to any employee who at the time the option is granted owns more than 10% of the total combined voting power of all classes of stock of the Corporation or of its parent or subsidiary except that options may be granted to such persons if the option price is at least 110% of the fair market value and the option by its terms is not exercisable more than five years from the date it is granted. Employees of the Corporation will be eligible to receive options for no more than an aggregate of 750,000 shares per employee under this Plan. To the extent required by the Code, the aggregate fair market value (determined at the time the option is granted) of the Common Stock for which incentive stock options are exercisable for the first time by an option holder during any calendar year (under all plans of the Corporation and its subsidiaries) shall not exceed $100,000. Options granted under this Plan shall be subject to terms and conditions and evidenced by agreements in the form determined from time to time by the Committee and shall be subject to the terms and conditions in paragraph 7.

               a. TERM OF OPTIONS. No incentive stock option shall be exercisable more than ten years after the date of grant. Subject to the five-year limitation for 10% shareholders provided in paragraph 4, options granted to employees who are directors of the Corporation shall be fully vested on the date of grant and shall be exercisable for a period of ten years.

               b. EXERCISE OF OPTIONS. Options shall be exercised by written notice to the Corporation (to the attention of the Corporate Secretary) accompanied by payment in full of the option price. Payment of the option price may be made, at the discretion of the optionee (i) in cash (including check, bank draft, or money order), (ii) by delivery of Common Stock (valued at the fair market value thereof on the date of exercise) or (iii) by delivery of a combination of cash and Common Stock. The Committee may, in its discretion and subject to ratification of the entire Board of Directors, loan one or more participants all or a portion of the exercise price for up to three (3) years with interest payable at the prime rate quoted in the Wall Street Journal on the date of exercise.

                    The Committee my also permit a participant to effect a net exercise of an option without tendering any shares of the Corporation's stock as payment for the option. In such an event, the participant will be deemed to have paid for the exercise of the option with shares of the Corporation's stock and shall receive from the Corporation a number of shares equal to the difference between the shares that would have been tendered and the number of options exercised.

                    The Committee may also cause the Corporation to enter arrangements with one or more licensed stock brokerage firms whereby participants may exercise options without payment therefor but with irrevocable orders to such brokerage firm to immediately sell the number of shares necessary to pay the exercise price for the option and the withholding taxes, if any, and then to transmit the proceeds from such sales directly to the Corporation in satisfaction of such obligations.

                    The Committee may, in order to prevent any possible violation of law, require the option price to be paid in cash. The right to alternative methods of payment of the option price may be limited or denied in any option agreement.

                    An option shall not be exercisable (i) after the expiration of ten years from the date it is granted; (ii) unless the person exercising the option has been, at all times, during the period beginning with the date of grant of the option and ending on a date three months prior to the date of exercise employed by the Corporation except that, in the case of a disabled recipient the period is extended to twelve months prior to the date of exercise and in the case of the death of a recipient, within one year after the date of death (but in no event after the option has expired).

          5. RELOAD OPTIONS. Concurrently with the award of options to any participant under this Plan, the Committee may authorize reload options to purchase for cash or shares a number of shares of Common Stock. The number of reload options shall equal the number of shares of Common Stock used to exercise the underlying option. The grant of a reload option shall be effective upon the exercise of the underlying option, through the use of shares of Common Stock held by the optionee for at least 12 months. Notwithstanding the fact that the underlying option is an incentive stock option (within the meaning of Section 422 of the Code), a reload option is not intended to qualify as an incentive stock option (within the meaning of Section 422 of the Code).

               a. RELOAD OPTION AMENDMENT. Each notice evidencing the grant of an option shall state whether the Committee has authorized reload options with respect to the underlying option. Upon the exercise of an underlying option, the reload option will be evidenced by an amendment to the notice of grant of the underlying option. Reload options shall be subject to the terms and conditions in the underlying option agreement and shall be subject to the terms and conditions in paragraph 7.

               b. RELOAD OPTION PRICE. The option price per share of Common Stock deliverable upon exercise of a reload option shall be the fair market value of a share of Common Stock on the date of exercise of the underlying option.

               c. TERM AND EXERCISE. Each reload option is fully exercisable from the date of exercise of the underlying option and shall remain exercisable for the remaining option term of the underlying option. Reload options may be exercised in the same manner as the underlying options in accordance with paragraph 4(b).

               d. TERMINATION OF EMPLOYMENT. No additional reload options shall be granted to any participant under this Plan when an option or reload option is exercised pursuant to the terms of this Plan following termination of the participant's employment with the Corporation.

          6. APPRECIATION RIGHTS. Subject to the terms of this Plan, the Committee shall determine and designate the recipients of appreciation rights, the dates appreciation rights are granted, the number of shares subject to appreciation rights, the duration of appreciation rights, and whether appreciation rights are alternative to any previously or contemporaneously granted option or reload option (a "Related Option"). Employees of the Corporation will be eligible to receive appreciation rights for no more than an aggregate of 750,000 shares per employee under this Plan. Appreciation rights granted to employees who are directors shall be fully vested on the date of grant and shall be exercisable for a period of ten years. Appreciation rights shall be subject to the terms and conditions and evidenced by agreements in the form determined from time to time by the Committee and shall be subject to the terms and conditions in paragraph 7.

               a. NATURE OF APPRECIATION RIGHT. An appreciation right shall entitle its holder to receive from the Corporation, at the time of its exercise, an amount equal to the excess of the fair market value (at the date of exercise) of a share of Common Stock over a specified price fixed by the Committee which shall not be less than 100% of the fair market value of a share of Common Stock on the date of grant) multiplied by the number of shares as to which the holder is exercising the appreciation right. For an appreciation right that is alternative to a Related Option, the specified price shall be the option price. The amount payable to the holder may be paid by the Corporation in Common Stock (valued at its fair market value on the date of exercise), cash or a combination of both, subject, in the case of cash or a combination of Common Stock and cash, to the consent of the Committee.

               b. EXERCISE. An appreciation right shall be exercised by written notice to the Corporation (to the attention of the Corporate Secretary) at any time prior to its stated expiration (which shall not be more than ten years after the date of grant). If the appreciation right is alternative to a Related Option, the Related Option shall be deemed canceled to the extent the appreciation right is exercised.

          7.   ADDITIONAL PROVISIONS.

               a. ADDITIONAL CONDITIONS. The Committee may at the time of granting any option or appreciation right and at any time thereafter impose additional conditions, provisions and limitations to the options or appreciation rights which the Committee deems advisable, including, but not limited to, limitations on the period within which the option or appreciation right shall be exercisable and the maximum amount of appreciation to be recognized with regard to any appreciation right.

               b. LISTING, REGISTRATION, AND COMPLIANCE WITH LAWS AND REGULATIONS. If the Committee determines, in its discretion, that the listing, registration, or qualification of the shares subject to the option or appreciation right upon any securities exchange or automated quotation service or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of an option or appreciation right or the issue or purchase of shares thereunder, no option or appreciation right may be exercised or paid in Common Stock in whole or in part unless the listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee. The holder of the option or appreciation right will supply the Corporation with certificates, representations, and information that the Corporation requests and shall otherwise cooperate with the Corporation in obtaining the listing, registration, qualification, consent or approval. In the case of officers and other persons subject to Section 16(b) of the Securities Exchange Act of 1934, the Committee may at any time impose any limitations upon the exercise of an option or appreciation right which, in the Committee's discretion, are necessary or desirable in order to comply with Section 16(b) and the rules and regulations thereunder. If the Corporation, as part of an offering of securities or otherwise, finds it desirable, because of federal or state regulatory requirements, to reduce the period during which any options or appreciation rights may be exercised, the Committee may, in its discretion and without the holders' consent, reduce the holders' exercise period on not less than 15 days written notice to the holders.

               c. CASH PAYMENTS. Options and appreciation rights may, in the Committee's discretion, provide that the holder, as soon as practicable after the holder exercises the option or appreciation right in whole or in part, will receive a cash payment in an amount that the Committee may determine, but not more than: (i) in the case of an option exercise, the excess of the fair market value of a share of Common Stock (on the date the holder recognizes taxable income) over the option price multiplied by the number of shares as to which the option is exercised, and (ii) in the case of an appreciation rights exercise, the fair market value (on the date or dates the holder recognizes taxable income) of the Common Stock and other consideration issued to the holder.

               d. NONTRANSFERABILITY. Options and appreciation rights may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the person to whom they are granted, may be exercised only by such person, or such person's guardian or legal representative.

               e. ADJUSTMENT FOR CHANGE IN COMMON STOCK. In the event of a stock dividend or stock split, or combination or other reduction in the number of issued shares, the Committee shall, in order to prevent the dilution or enlargement of rights under options or appreciation rights, make adjustments in the number and type of shares authorized by this Plan, the number and type of shares covered by, or for which payments are measured, outstanding options and appreciation rights and the prices specified therein that it determines to be appropriate and equitable. In the event of a merger, consolidation, reorganization, recapitalization or exchange of substantially all assets or dissolution of the Corporation, the rights under options and appreciation rights outstanding under this Plan will terminate, except to the extent and subject to such adjustments as may be provided, in order to prevent the dilution or enlargement of rights under options or appreciation rights, (i) by the Committee, (ii) in the terms of the merger, consolidation, reorganization, recapitalization, or plan for dissolution or sale or exchange of the assets, or (iii) in the form of agreement covering any option or appreciation right.

          8. ADMINISTRATION. This Plan shall be administered by the Committee. The Committee shall have full power to construe and interpret this Plan and options and appreciation rights granted under this Plan, to establish and amend rules for its administration, to grant options and appreciation rights under this Plan, and to correct any defect or omission or reconcile any inconsistency in this Plan or in any option or appreciation right to the extent the Committee deems desirable to carry this Plan or any option or appreciation right into effect. The Committee may, with the consent of the person entitled to exercise any outstanding option or appreciation right, amend an option or appreciation right, including reducing the exercise price of any option or appreciation right to not less than the fair market value of the Common Stock at the time of the amendment and extending the term thereof.

               All actions taken and decisions made by the Committee pursuant to this Plan shall be binding and conclusive on all persons interested in this Plan. The Committee may from time to time authorize the Chairman of the Board or the President of the Corporation to determine the dates on which options or appreciation rights shall be granted to persons designated by the Committee (other than officers or directors of the Corporation or any subsidiary) for the number of shares as the Committee shall have designated, at prices determined by or in a manner specified by the Committee.

               Notwithstanding the foregoing, if it would be consistent with all applicable laws, including, without limitation, Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3") and the Code and the regulations promulgated thereunder (including, without limitation, the regulations relating to Section 162(m) of the Code) then the Plan may be administered by the Board of Directors.

          9. TERMINATION AND AMENDMENT. The Board of Directors or the Committee at any time may suspend or terminate this Plan and make additions or amendments that it deems advisable under this Plan, except that they may not, without further approval by the Corporation's stockholders, (a) increase the maximum number of shares for which options or appreciation rights may be granted under this Plan, except pursuant to paragraph 7(f) above, (b) effect any change to the Plan which is required to be approved by shareholders by law, including without limitation, the regulations promulgated under Sections 442 and 162(m) of the Code. No option or appreciation rights shall be granted hereunder after July 10, 1999. No amendment, suspension or termination of this Plan shall, without the consent of the person who has received an option or appreciation right, alter or impair any of that person's rights or obligations under any option or appreciation right granted under this Plan prior to such amendment, suspension or termination.

          10. TAXES. The Corporation shall be entitled, if necessary or desirable, to withhold (or secure payment from the Plan participant in lieu of withholding) the amount of any withholding or other tax due from the Corporation for any amount payable and/or shares issuable under this Plan, and the Corporation may defer payment or issuance unless indemnified to its satisfaction.

          11. SHAREHOLDER ADOPTION. This Amended and Restated Incentive Stock Option and Appreciation Rights Plan (the "Amended and Restated Plan") shall be submitted to the shareholders of the Corporation for their approval and adoption at a meeting to be held on May 17, 1994, or at any adjournment thereof. The shareholders shall be deemed to have approved and adopted this Amended and Restated Plan only if it is approved and adopted at a meeting of the shareholders duly held by vote taken in the manner required by the laws of the State of Colorado.

          Adopted by the Board of Directors and approved by the shareholders of the Corporation on September 8, 1989. Amended and restated on June 1, 1992. Further amended and restated on March 11, 1994. Amended March 29, 1996 by the Compensation Committee and approved by the shareholders of the Company on May 29, 1996. Amended April 1, 1997 by the Compensation Committee and approved by the shareholders of the Company on May 12, 1997.

                                     PRECISION STANDARD, INC.

                                     Matthew L. Gold, President